EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FOURTH QUARTER AND FULL YEAR FISCAL 2014 SALES AND PROFITS

—	Fourth Quarter Net Revenues Increased 14% to $1.9 Billion, Supported by Double-Digit Growth in the Americas, Europe and Asia
—	Consolidated Operating Income Rose 24% in the Fourth Quarter and Operating Margin Expanded 90 Basis Points to 12%, Reflecting Strong Sales Growth and Operating Expense Leverage
—	Earnings Per Diluted Share Rose 23% to $1.68 in the Fourth Quarter
—	The Company Achieved Record Full Year Operating Results; Net Revenues Increased 7% to $7.4 Billion and Diluted EPS Rose 5% to $8.43 in Fiscal 2014

NEW YORK--(BUSINESS WIRE)—May 9, 2014-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $153 million, or $1.68 per diluted share, for the fourth quarter of Fiscal 2014, compared to net income of $127 million, or $1.37 per diluted share, for the fourth quarter of Fiscal 2013. Net income for the full year Fiscal 2014 period was $776 million, or $8.43 per diluted share, compared to net income of $750 million, or $8.00 per diluted share, for Fiscal 2013.

"Fiscal 2014 was another year of record sales and profits for us," said Ralph Lauren, Chairman and Chief Executive Officer. "It was also a year of important achievements, including the establishment of a new global leadership structure, creating greater clarity around our global store development efforts and innovating with new products, particularly in accessories and with Polo for women. The creativity, passion and diligence that defines all that we do is incredibly invigorating. I am confident we are focused on the right initiatives and that we have the right team in place to realize our goals.”

“Our strong sales growth in the fourth quarter and full year Fiscal 2014 periods is a clear demonstration of the tremendous appeal of the Ralph Lauren brand and the diversity of our operating model across channels, regions and merchandise categories," said Jacki Nemerov, President and Chief Operating Officer. "Our better-than-expected operating results were supported by the investments we’ve made over the last several years. We will continue to invest for the future during Fiscal 2015, as we believe the returns on our investments will support significant shareholder value creation as we make important progress on our core growth objectives.”

Fourth Quarter and Full Year Fiscal 2014 Income Statement Review

Net Revenues. Net revenues for the fourth quarter of Fiscal 2014 rose 14% to $1.9 billion. The increase in net revenues reflects robust wholesale segment growth and strong retail segment expansion.

Net revenues for the full year Fiscal 2014 period increased 7% to $7.4 billion. Excluding the net negative impacts from discontinued businesses and foreign currency translation, net revenues increased approximately 9% during Fiscal 2014.

—	Wholesale Sales. Wholesale segment sales increased 24% to $983 million in the fourth quarter, fueled by broad-based growth in the Americas, including strong demand for accessories; the contribution from the newly transitioned Chaps men’s sportswear operations; and double-digit growth in Europe.

For Fiscal 2014, wholesale revenues were $3.5 billion, 11% above Fiscal 2013. The increase in wholesale revenues was primarily a result of strong momentum in the Americas and the contribution from newly transitioned operations.

—
Retail Sales. Retail sales rose 5% to $845 million from $805 million in the fourth quarter of Fiscal 2013, driven by growth in international operations and global store expansion, including newly transitioned operations in Australia/New Zealand. Excluding the impacts of discontinued businesses and net negative foreign currency effects, retail sales rose 7% from the prior year period. Consolidated comparable store sales declined 2% on a reported basis and were down 1% in constant currency during the fourth quarter, reflecting the cold and late start to Spring in North America and the shift in the timing of Easter compared to the prior year.

Retail sales for Fiscal 2014 were up 5% to $3.8 billion from $3.6 billion in Fiscal 2013, driven by the contribution from global store expansion, double-digit growth in e-commerce and incremental sales from the newly transitioned Australia/New Zealand operations. Excluding the impacts of discontinued businesses and net negative foreign currency effects, retail sales rose 8% from the prior year period. During Fiscal 2014, consolidated comparable store sales were flat on a reported basis and were up 1% in constant currency.

—
Licensing. Licensing revenues of $39 million in the fourth quarter were 10% below the prior year period, as higher licensing revenues for Ralph Lauren products were more than offset by lower Chaps and Australia/New Zealand licensing revenues due to recent license take-backs.

Licensing revenues of $166 million in Fiscal 2014 were 9% below Fiscal 2013’s level, as higher licensing revenues for Ralph Lauren products were more than offset by lower Chaps and Australia/New Zealand licensing revenues due to recent license take-backs.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2014 increased 8% to $1.0 billion. Gross profit margin of 56.2% was 310 basis points lower than the prior year, primarily due to the mix impacts from the integration of the Chaps men’s sportswear operations and stronger wholesale revenue growth as well as net negative foreign currency effects.

Gross profit for Fiscal 2014 increased 4% to $4.3 billion. Gross profit margin for Fiscal 2014 was 57.9%, 190 basis points lower than the prior year, primarily due to negative foreign currency effects and the mix impact from the integration of the Chaps men’s sportswear operations.

Operating Expenses. Operating expenses of $825 million in the fourth quarter were 4% greater than the prior year period and were 44.2% of sales compared to 48.2% of sales in the fourth quarter of Fiscal 2013. The 400 basis point improvement in the operating expense rate reflects cost leverage on strong sales growth and lower impairment and restructuring costs compared with the prior year period. Operating expense leverage was achieved despite continued investments in the Company’s long-term strategic growth initiatives and infrastructure.

Operating expenses for Fiscal 2014 were $3.2 billion, 5% greater than Fiscal 2013. Operating expense rate was 42.7%, 90 basis points lower than Fiscal 2013, primarily due to cost leverage and disciplined operational management. Operating expense leverage was achieved despite increased costs associated with overall business expansion; incremental costs associated with newly transitioned operations; and continued investment in the Company’s long-term strategic growth initiatives.

Operating Income. Operating income for the fourth quarter of Fiscal 2014 was $225 million, an increase of 24% when compared with the prior year period. Operating margin was 12.0% of sales, 90 basis points stronger than the fourth quarter of Fiscal 2013.

Fiscal 2014’s operating income of $1.1 billion was modestly above Fiscal 2013’s level and the operating margin was 15.2%.

During the fourth quarter of Fiscal 2014, the Company changed the manner in which it allocates certain costs due to strategic changes it implemented to globalize certain functions that will position the Company for future growth. These changes included realigning certain costs between segments and retaining other costs at the corporate level for some of the Company’s global functions. The Company believes these changes provide a better representation of segment operations and are aligned with how segment performance is assessed. All prior period segment information has been recast to reflect proper measurement on a comparable basis. This recast had no impact on the Company’s consolidated financial statements in any period.

—
Wholesale Operating Income. Wholesale operating income increased 25% to $296 million in the fourth quarter of Fiscal 2014 and wholesale operating margin expanded 40 basis points to 30.1%. The improvement in wholesale operating margin reflects stronger profitability for core operations which more than offset the mix impact from the integration of the Chaps men’s sportswear operations and net negative foreign currency effects.

Wholesale operating income rose 7% in Fiscal 2014 to $963 million from $903 million in Fiscal 2013. Wholesale operating margin for Fiscal 2014 was 27.6% compared to 28.7% in Fiscal 2013. The decline in wholesale operating margin was a result of the mix impact from the integration of the Chaps men’s sportswear operations and net negative foreign currency effects that were partially offset by improved profitability for core operations.

—
Retail Operating Income. Retail operating income was $51 million in the fourth quarter of Fiscal 2014, and retail operating margin was 6.1%, 400 basis points below the prior year period. The lower retail operating income margin reflects increased costs associated with the Company’s global store and e-commerce development efforts; increased promotional activity in the United States; and net negative foreign currency effects.

Retail operating income was $572 million in Fiscal 2014 and retail operating margin declined 190 basis points to 15.1%. The lower operating margin was a result of costs associated with the Company’s global store and e-commerce development efforts; increased promotional activity in the United States during the fourth quarter; and net negative foreign currency effects.

—
Licensing Operating Income. Licensing operating income of $35 million in the fourth quarter of Fiscal 2014 was in line with the prior year period. Licensing operating income of $150 million in Fiscal 2014 was also essentially in line with the prior year period.

Net Income and Diluted EPS. Net income for the fourth quarter of Fiscal 2014 was $153 million, 20% greater than the $127 million achieved in the comparable period of Fiscal 2013, and net income per diluted share rose 23% to $1.68 from $1.37 in the prior year period. The increase in net income and net income per diluted share was primarily a result of the improved operating income that was partially offset by a higher effective tax rate of 30% compared to 25% in the fourth quarter of Fiscal 2013, primarily due to a favorable discrete tax item in the prior year period.

Net income for the full year Fiscal 2014 period increased 3% to $776 million from $750 million in Fiscal 2013. Net income per diluted share for Fiscal 2014 was $8.43, 5% greater than the $8.00 earned in Fiscal 2013. The growth in net income per diluted share was primarily a result of a lower effective tax rate of 29% compared to 31% in Fiscal 2013 and a lower share count.

Fourth Quarter and Full Year Fiscal 2014 Balance Sheet and Cash Flow Review

The Company ended the fourth quarter with $1.3 billion in cash and investments, or $987 million in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $1.1 billion in net cash at the end of the fourth quarter of Fiscal 2013. The fourth quarter ended with inventory of $1.0 billion compared to $896 million in the prior year. The increase in inventory primarily reflects incremental inventory associated with the newly transitioned Chaps and Australia/New Zealand operations, in addition to investments to support anticipated sales growth for existing operations and new store openings.

The Company had $390 million in capital expenditures in Fiscal 2014, compared to $276 million in the prior year period. During the fourth quarter, the Company repurchased approximately 951,000 shares of Class A Common Stock for $150 million. The Company repurchased approximately 3.2 million shares of Class A Common Stock during Fiscal 2014 at a cost of $548 million. Approximately $580 million remained available under authorized share repurchase programs at the end of the fourth quarter.

Global Retail Store Network

The Company ended the fourth quarter of Fiscal 2014 with 433 directly operated stores, comprised of 138 Ralph Lauren stores, 60 Club Monaco stores and 235 Polo factory stores. The Company also operated 503 concession shop locations worldwide at the end of the fourth quarter. In addition to Company-operated locations, international licensing partners operated 64 Ralph Lauren stores and 9 dedicated shops, as well as 106 Club Monaco stores and shops at the end of the fourth quarter.

Fiscal 2015 Outlook

The Company currently expects consolidated net revenues for Fiscal 2015 to increase by 6%-8%. Operating margin for Fiscal 2015 is currently expected to be 75-125 basis points below the prior year’s level due to continued investment in the Company’s global retail development and infrastructure, in addition to increased advertising and marketing expense. The full year Fiscal 2015 tax rate is estimated at 30%. Capital expenditures are planned at approximately $400-$500 million in Fiscal 2015.

In the first quarter of Fiscal 2015, the Company expects consolidated net revenues to increase by 3%-5%, led by retail segment growth. Operating margin for the first quarter of Fiscal 2015 is expected to be approximately 300-350 basis points below the comparable prior year period, primarily due to the timing of investments to support the Company’s strategic growth objectives. The first quarter tax rate is estimated at 30%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Friday, May 9, 2014, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year Fiscal 2014 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Friday, May 9, 2014 through 6:00 P.M. Eastern, Friday, May 16, 2014 by dialing 203-369-1973 and entering passcode 2347.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain or may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; our ability to continue to expand our business internationally; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 29,	March 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$797	$974
Short-term investments	488	325
Accounts receivable, net of allowances	588	458
Inventories	1,020	896
Income tax receivable	62	29
Deferred tax assets	150	120
Prepaid expenses and other current assets	224	161

Total current assets	3,329	2,963

Non-current investments	2	81
Property and equipment, net	1,322	932
Deferred tax assets	39	22
Goodwill	964	968
Intangible assets, net	299	328
Other non-current assets	135	124

Total assets	$6,090	$5,418

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$267
Accounts payable	203	147
Income tax payable	77	43
Accrued expenses and other current liabilities	690	664

Total current liabilities	970	1,121

Long-term debt	300	-
Non-current liability for unrecognized tax benefits	132	150
Other non-current liabilities	654	362

Total liabilities	2,056	1,633

Equity:
Common stock	1	1
Additional paid-in-capital	1,979	1,752
Retained earnings	5,257	4,647
Treasury stock, Class A, at cost	(3,317)	(2,709)
Accumulated other comprehensive income	114	94

Total equity	4,034	3,785

Total liabilities and equity	$6,090	$5,418

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2014	2013

Wholesale net sales	$983	$796
Retail net sales	845	805

Net sales	1,828	1,601

Licensing revenue	39	43

Net revenues	1,867	1,644

Cost of goods sold(a)	(817)	(669)

Gross profit	1,050	975

Selling, general, and administrative expenses(a)	(815)	(770)
Amortization of intangible assets	(7)	(7)
Impairment of assets	(1)	(7)
Restructuring and other charges	(2)	(9)
Total other operating expenses, net	(825)	(793)

Operating income	225	182

Foreign currency gains (losses)	1	(5)

Interest expense	(4)	(6)

Interest and other income (loss), net	(1)	2

Equity in losses of equity-method investees	(2)	(5)

Income before provision for income taxes	219	168

Provision for income taxes	(66)	(41)

Net income	$153	$127

Net income per share - Basic	$1.71	$1.40

Net income per share - Diluted	$1.68	$1.37

Weighted average shares outstanding - Basic	89.2	90.8

Weighted average shares outstanding - Diluted	90.9	93.1

Dividends declared per share	$0.45	$0.40

(a) Includes total depreciation expense of:	$(58)	$(52)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	March 29,	March 30,
	2014	2013

Wholesale net sales	$3,486	$3,138
Retail net sales	3,798	3,625

Net sales	7,284	6,763

Licensing revenue	166	182

Net revenues	7,450	6,945

Cost of goods sold(a)	(3,140)	(2,789)

Gross profit	4,310	4,156

Selling, general, and administrative expenses(a)	(3,142)	(2,971)
Amortization of intangible assets	(35)	(27)
Gain on acquisition of Chaps	16	-
Impairment of assets	(1)	(19)
Restructuring and other charges	(18)	(12)
Total other operating expenses, net	(3,180)	(3,029)

Operating income	1,130	1,127

Foreign currency losses	(8)	(12)

Interest expense	(20)	(22)

Interest and other income, net	3	6

Equity in losses of equity-method investees	(9)	(10)

Income before provision for income taxes	1,096	1,089

Provision for income taxes	(320)	(339)

Net income	$776	$750

Net income per share - Basic	$8.60	$8.21

Net income per share - Diluted	$8.43	$8.00

Weighted average shares outstanding - Basic	90.1	91.3

Weighted average shares outstanding - Diluted	92.0	93.7

Dividends declared per share	$1.70	$1.60

(a) Includes total depreciation expense of:	$(223)	$(206)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended March 29, 2014 and March 30, 2013 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net revenues:
Wholesale	$983	$796	$3,486	$3,138
Retail	845	805	3,798	3,625
Licensing	39	43	166	182
Total net revenues	$1,867	$1,644	$7,450	$6,945

* Operating income:
Wholesale	$296	$236	$963	$903
Retail	51	81	572	615
Licensing	35	35	150	152
	382	352	1,685	1,670
Less:
Unallocated corporate expenses	(155)	(161)	(553)	(531)
Gain on acquisition of Chaps	-	-	16	-
Unallocated restructuring and other charges, net	(2)	(9)	(18)	(12)
Total operating income	$225	$182	$1,130	$1,127

*
During the fourth quarter of Fiscal 2014, the Company changed the manner in which it allocates certain costs for management reporting due to strategic changes it implemented to globalize certain functions that will position the Company for future growth. These changes included realigning certain costs between segments and retaining other costs at the corporate level for certain of the Company's global functions. Management believes these changes allow for a better representation of segment operations and are aligned with how segment performance is assessed. As a result of these changes, the Company determined that it is more appropriate to retain certain previously allocated corporate expenses within its unallocated corporate expenses. This expense realignment did not result in a change to the Company's reportable segments. All prior period segment information has been recast to reflect the change in the Company's segment measurement on a comparable basis. This recast had no impact on the Company's segment net revenues or on its consolidated financial statements in any fiscal period.

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Audited)

The following table summarizes the Company's quarterly reportable segment operating income, which has been recast to reflect the fourth quarter Fiscal 2014 change in segment measurement, for the first three quarters of Fiscal 2014.

	Three Months Ended
	June 29,	September 28,	December 28,
	2013	2013	2013

Operating income:
Wholesale	$207	$243	$217
Retail	165	135	221
Licensing	35	40	40
	407	418	478
Less:
Unallocated corporate expenses	(147)	(121)	(130)
Gain on acquisition of Chaps	16	-	-
Unallocated restructuring and other charges, net	-	(2)	(14)
Total operating income	$276	$295	$334

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended March 29, 2014 % Change		Twelve Months Ended March 29, 2014 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(2%)	(1%)	0%	1%

Operating Segment Data

	Three Months Ended		% Change
	March 29, 2014	March 30, 2013	As Reported	Constant Currency
Wholesale net sales	$983	$796	23.5%	22.8%
Retail net sales	845	805	5.1%	6.0%
Net sales	1,828	1,601	14.3%	14.4%
Licensing revenue	39	43	(9.9%)	(9.9%)
Net revenues	$1,867	$1,644	13.6%	13.7%

	Twelve Months Ended		% Change
	March 29, 2014	March 30, 2013	As Reported	Constant Currency
Wholesale net sales	$3,486	$3,138	11.1%	10.9%
Retail net sales	3,798	3,625	4.8%	6.3%
Net sales	7,284	6,763	7.7%	8.4%
Licensing revenue	166	182	(9.0%)	(9.0%)
Net revenues	$7,450	$6,945	7.3%	7.9%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

Presented below is a reconciliation of the Company’s non-GAAP measure of reported to adjusted revenues:

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(unaudited)

	Three Months Ended	Twelve Months Ended
	March 29, 2014	March 29, 2014

Net revenue growth, as reported	14%	7%
Impacts of foreign currency and discontinued businesses	0%	2%
Adjusted net revenue growth	14%	9%

Net retail revenue growth, as reported	5%	5%
Impacts of foreign currency and discontinued businesses	2%	3%
Adjusted net retail revenue growth	7%	8%

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Winnie Lerner, 212-583-2262